Exhibit 99

N E W S R E L E A S E	Investor Contact: Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com

Media Contact: Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports Fourth Quarter, Year-End 2007 Financial Results
2007 Highlights Compared to 2006:
•	Revenue was up 5 percent to $1,625.5 million

•	Operating income improved $77.8 million

•	Adjusted EBITDA increased by $92.9 million
Summary of Financial Results
     $ in millions

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2007	2006	Change	2007	2006	Change
Revenue	$394.9	$417.6	$(22.7)	$1,625.5	$1,550.9	$74.6
Operating income	$18.9	$11.2	$7.7	$109.5	$31.7	$77.8
Net income (loss)	$3.1	$(6.3)	$9.4	$46.3	$(36.7)	$83.0
Adjusted EBITDA [1]	$69.9	$58.5	$11.4	$277.4	$184.5	$92.9
Free Cash Flow [1]	$33.1	$75.2	$(42.1)	$(23.2)	$57.4	$(80.6)
1 Non-GAAP measure. A complete definition and reconciliation of non-GAAP measures, identified by the number 1, is provided later in the release.
          DALLAS, MARCH 13, 2008 – Vought Aircraft Industries, Inc. today reported financial results for its fourth quarter and year ending Dec. 31, 2007.
Fourth Quarter Results
          Revenue for the three months ended Dec. 31, 2007 was $394.9 million, a decrease of $22.7 million or 5 percent, compared with revenue of $417.6 million for the same period last year. Increased commercial and business jet revenue resulting from increased deliveries and price adjustments was offset by decreased military revenue due to nonrecurring items recorded in 2006.

•	Commercial revenue increased by $11.3 million or 6 percent due to increased deliveries and price adjustments.

•	Military revenue decreased $36.3 million or 22 percent, primarily due to the absence of nonrecurring revenue recorded in 2006 on the Global Hawk program and the completion of other small military programs. This was partially offset by a $14.9 million increase in revenue for the H-60 program due to higher deliveries.

•	Business jet revenue increased by approximately $2.3 million or 3 percent primarily due to price adjustments.
          Funded backlog increased 3 percent to $3.4 billion at the end of the quarter compared to $3.3 billion for the same period last year, primarily due to increased orders for military programs. Vought’s calculation of backlog includes only funded orders, which causes backlog to be substantially lower than the estimated aggregate dollar value of contracts and may not be comparable to others in the industry.
          Operating income for the fourth quarter of 2007 was $18.9 million, an increase of $7.7 million compared to the same period last year. Net Income for the fourth quarter of 2007 was $3.1 million, compared to a net loss of $6.3 million for the same period last year. These improvements are due to improved margins for many of programs resulting from cost reduction initiatives, operational improvements, increased prices and higher delivery rates. These improvements were partially offset by continued investment in the 787 program.
          Adjusted EBITDA1, as defined in the company’s senior secured credit agreement, was $69.9 million for the fourth quarter of 2007, compared to $58.5 million for the same period last year. The $11.4 million increase is driven by improved program margins as discussed above.
          Vought generated $33.1 million of Free Cash Flow1 for the fourth quarter of 2007 compared to $75.2 million in 2006. The decrease of $42.1 million is primarily due to continued investment in the 787 program, which resulted in higher inventory balances in the fourth quarter, as well as lower customer advances during the fourth quarter of 2007. Net cash expenditures for the 787 program were $106.2 million for the fourth quarter of 2007 including start-up, capital and production costs.
          “Vought’s performance continued to improve in 2007. Our financial results demonstrate the sustainability of improvements driven by our operational excellence initiatives,” said Vought’s President and Chief Executive Officer Elmer Doty.  “We continue to drive manufacturing improvements across all of our programs, with a particular focus on our start-up efforts.”

Year Ended Results
          Revenue for the year ended Dec. 31, 2007 was $1,625.5 million, an increase of $74.6 million or 5 percent, compared with revenue of $1,550.9 million for the same period last year. Excluding $99.0 million of customer settlements recorded in the second quarter of 2006, revenue increased $173.6 million or 12 percent.
•	Commercial revenue increased by $95.2 million or 14 percent, due to both increased deliveries and price adjustments. Excluding the second quarter 2006 settlements of $70.0 million, commercial revenue increased $165.2 million or 26 percent.

•	Military revenue decreased $30.9 million or 6 percent. Increases of $69.1 million due primarily to higher delivery rates for the H-60 program and timing of deliveries for the C-17 program were offset by a decrease of $100.0 million for non-recurring revenue for the C-5, Global Hawk and 767 tanker programs during 2006 and the completion of other small military programs.

•	Business jet revenue increased by approximately $10.3 million or 4 percent primarily due to increased deliveries and price adjustments. Excluding the second quarter 2006 settlements of $29.0 million, business jet revenue increased $39.3 million or 15 percent.
          Net income for the year ended Dec. 31, 2007 was $46.3 million, compared to a net loss of $36.7 million for the same period last year. The $83.0 million improvement was primarily due to higher revenue and improved program margins resulting from cost reduction efforts, operational improvements, price increases and higher delivery rates.
          Adjusted EBITDA1, as defined in the company’s senior secured credit agreement, was $277.4 million for the year ended Dec. 31, 2007, compared to $184.5 million for the same period last year. The increase of $92.9 million is the result of both higher revenue and improved program margins as described above.
          Free Cash Flow1 was negative $23.2 million for the year ended Dec. 31, 2007, a decrease of $80.6 million from last year, primarily due to the absence of customer settlements recorded in the second quarter of 2006. Excluding the 2006 customer settlements, Free Cash Flow from ongoing operations1 increased in 2007 due to operational improvements and lower capital expenditures, partially offset by continued investment in the 787 program and the increased funding requirements for our pension plans. For the year ended Dec. 31, 2007, net cash expenditures for the 787 program were $286.1 million including start-up, capital and production costs.

787 Program Update
          “Vought’s priority remains the successful execution of the 787 program. We have made great progress in overcoming initial supply chain challenges, resulting in a significant improvement in the number of parts installed since delivery of the first aft fuselage last May, “ said Doty. “ As we invest in this program for production rate readiness, we will continue to closely monitor our program performance and cash flow. “
          The delays previously announced by Boeing are not expected at this time to have a material impact on our working capital requirements.  In addition, our negotiations with Boeing regarding contractual matters are ongoing.   We believe that our current cash flows from operations and amounts available under our revolving credit facility will be sufficient to meet our current contractual requirements for at least the next twelve months. However we expect to need additional funding from the customer or other third party sources to participate in future derivatives of the 787 or other customer requested contract modifications.
Non-GAAP Measure Disclosure
          EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by the number 1) as presented in this press release are supplemental measures of performance and our ability to satisfy our debt covenants. None of these measures is required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit agreement signed in December 2004 contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these measures and GAAP is presented at the end of this press release.

Conference Call Details
          Vought Aircraft Industries, Inc. will host a conference call on Thursday, March 13 at 2 p.m. Eastern time (1 p.m. Central time) to discuss its fourth quarter results. To access the conference call, dial (888) 679-8040 (United States) or (617) 213-4851 (International) with passcode 90078004. Please call 10 minutes prior to the start time.
          If you cannot listen to the conference call at its scheduled time, there will be a replay available through March 28, which can be accessed by dialing (888)-286-8010 (United States) or (617)-801-6888 (International) with passcode 48413071.
          Vought’s conference call will be supplemented by a series of slides appearing on the company’s Web site. Listeners are encouraged to view these materials in conjunction with the call. The presentation will be posted on the home page of the Web site on the morning of the call.
About Vought
          Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual revenue of approximately $1.6 billion and about 6,500 employees in nine U.S. locations.
Disclaimer on Forward Looking Statements
          This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
($ in millions, except share amounts)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$75.6	$93.4
Trade and other receivables	81.4	82.1
Inventories	362.8	337.8
Other current assets	6.4	7.3

Total current assets	526.2	520.6

Property, plant and equipment, net	507.0	530.4
Goodwill	527.7	527.7
Identifiable intangible assets, net	40.1	64.9
Debt origination costs, net and other assets	11.5	15.1
Investment in Joint Venture	8.4	—

Total assets	$1,620.9	$1,658.7

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$178.7	$118.4
Accrued and other liabilities	74.1	72.0
Accrued payroll and employee benefits	48.2	45.0
Accrued post-retirement benefits-current	47.2	51.3
Accrued pension-current	0.7	25.6
Current portion of long-term bank debt	4.0	4.0
Capital lease obligation	—	1.3
Accrued contract liabilities	230.4	333.7

Total current liabilities	583.3	651.3

Long-term liabilities:
Accrued post-retirement benefits	482.0	478.8
Accrued pension	361.2	352.0
Long-term bank debt, net of current portion	409.0	413.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	181.2	186.9

Total liabilities	2,286.7	2,352.0

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,768,991 and 24,755,248 issued and outstanding at December 31, 2007 and 2006, respectively	0.3	0.3
Additional paid-in capital	417.4	414.8
Shares held in rabbi trust	(1.6)	(1.6)
Stockholders’ loans	—	(1.0)
Accumulated deficit	(595.0)	(641.3)
Accumulated other comprehensive loss	(486.9)	(464.5)

Total stockholders’ equity (deficit)	$(665.8)	$(693.3)

Total liabilities and stockholders’ equity (deficit)	$1,620.9	$1,658.7

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
($ in millions)

	Years Ended
	December 31,
	2007	2006	2005
Revenue	$1,625.5	$1,550.9	$1,297.2

Costs and expenses

Cost of sales	1,269.3	1,274.2	1,231.8
Selling, general and administrative expenses	246.7	236.0	234.2
Impairment charge	—	9.0	5.9

Total costs and expenses	1,516.0	1,519.2	1,471.9

Operating income (loss)	109.5	31.7	(174.7)

Other income (expense)
Interest income	3.6	1.4	3.4
Other loss	(0.1)	(0.5)	(0.3)
Equity in loss of joint venture	(4.0)	(6.7)	(3.4)
Interest expense	(62.6)	(64.5)	(54.7)

Income (loss) before income taxes	46.4	(38.6)	(229.7)
Income tax expense (benefit)	0.1	(1.9)	—

Net income (loss)	$46.3	$(36.7)	$(229.7)

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
($ in millions)

	December 31,
	2007	2006	2005
Operating activities
Net income (loss)	$46.3	$(36.7)	$(229.7)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	63.7	59.4	71.9
Stock compensation (income) expense	5.2	3.0	(6.4)
Impairment charge	—	9.0	5.9
Equity in losses of joint venture	4.0	6.7	3.4
Loss from asset sales	1.9	1.7	6.0
Changes in current assets and liabilities:
Trade and other receivables	0.7	8.7	32.4
Inventories	(25.0)	2.3	(60.8)
Other current assets	0.9	0.5	(0.2)
Accounts payable, trade	60.3	(4.5)	20.2
Accrued payroll and employee benefits	0.8	7.2	(10.5)
Accrued and other liabilities	(26.9)	(8.0)	(16.9)
Accrued contract liabilities	(103.3)	117.7	74.0
Other assets and liabilities—long-term	5.6	5.8	45.7

Net cash provided by (used in) operating activities	34.2	172.8	(65.0)
Investing activities
Capital expenditures	(57.4)	(115.4)	(147.1)
Proceeds from sale of assets	24.3	12.7	—
Investment in joint venture	(16.5)	—	(5.0)

Net cash provided by (used in) investing activities	(49.6)	(102.7)	(152.1)
Financing activities
Proceeds from short-term bank debt	20.0	225.0	45.0
Payments on short-term bank debt	(20.0)	(225.0)	(45.0)
Payments on long-term bank debt	(4.0)	(4.0)	(4.0)
Payments on capital leases	(1.3)	(0.7)	(0.9)
Proceeds from Hawthorne sale	—	—	52.6
Proceeds from governmental grants	2.1	17.4	52.2
Payments of retirement of common stock	—	—	(2.0)
Proceeds from sale of common stock	—	0.4	0.2
Proceeds from repayment of stockholder loans	0.8	0.1	0.2

Net cash provided by (used in) financing activities	(2.4)	13.2	98.3

Net increase (decrease) in cash and cash equivalents	(17.8)	83.3	(118.8)
Cash and cash equivalents at beginning of period	93.4	10.1	128.9

Cash and cash equivalents at end of period	$75.6	$93.4	$10.1

Vought Aircraft Industries Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months			Year
	Ended			Ended
	December 31,	December 31,		December 31,	December 31,
	2007	2006	Change	2007	2006	Change
Revenue as Reported:
Commercial	$185.4	$174.1	$11.3	794.5	$699.3	$95.2
Military	131.5	167.8	(36.3)	530.0	560.9	(30.9)
Business jets	78.0	75.7	2.3	301.0	290.7	10.3

Total	$394.9	$417.6	$(22.7)	$1,625.5	$1,550.9	$74.6

Settlements
Commercial	$—	$—	$—	$—	$70.0	$(70.0)
Military	—	—	—	—	—	—
Business jets	—	—	—	—	29.0	(29.0)

Total	$—	$—	$—	$—	$99.0	$(99.0)

Revenue (Excluding 2006 Settlements)
Commercial	$185.4	$174.1	$11.3	$794.5	$629.3	$165.2
Military	131.5	167.8	(36.3)	530.0	560.9	(30.9)
Business jets	78.0	75.7	2.3	301.0	261.7	39.3

Total	$394.9	$417.6	$(22.7)	$1,625.5	$1,451.9	$173.6

	Three Months		Year
	Ended		Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
% Mix for Revenue (Excluding 2006 Settlements)
Commercial	46%	42%	49%	43%
Military	33%	40%	33%	39%
Business jets	21%	18%	18%	18%

Total	100%	100%	100%	100%

	Year
	Ended
	December 31,	December 31,
	2007	2006	Change
Revenue Backlog
Commercial	$2,073.0	$2,152.0	$(79.0)
Military	713.0	575.6	137.4
Business jets	608.9	563.4	45.5

Total revenue backlog	$3,394.9	$3,291.0	$103.9

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
     In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), we also disclose non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. We provide reconciliations of these non-GAAP measures to the most comparable GAAP reporting. We believe that discussion of these non-GAAP measures excluding certain significant charges or credits provides additional insights into underlying business performance. EBITDA, Adjusted EBITDA and Free Cash Flow are not measures recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.
     We also believe that the inclusion of Adjusted EBITDA and Free Cash Flow is appropriate to provide additional information to investors because these non-GAAP financial measures are used by securities analysts, bondholders, and other investors as important measures of assessing:
•	our operating performance across periods on a consistent basis;

•	our ongoing ability to meet our obligations and manage our levels of indebtedness; and

•	our liquidity and covenant compliance to evaluate the relative risk of an investment in our securities.
     Because not all companies use identical calculations, the presentation of Adjusted EBITDA and Free Cash Flow may not be comparable to other similarly titled measures of other companies.
     Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and such measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of these non-GAAP financial measures are:
•	they do not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	they do not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	they do not reflect cash requirements for the payment of income taxes when due;

•	Free Cash Flow does not represent residual cash flow available for discretionary expenditures, because debt service requirements and other non-discretionary expenditures are not deducted;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations but may nonetheless have a material impact on our results of operations.

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Net cash provided by (used in) operating activities	$50.6	$98.7	$34.2	$172.8
Interest expense, net	14.8	17.0	59.0	63.1
Income tax expense (benefit)	(0.6)	(1.9)	0.1	(1.9)
Stock compensation expense	(3.4)	(3.0)	(5.2)	(3.0)
Equity in losses of joint venture	(1.6)	(2.0)	(4.0)	(6.7)
Loss from asset sales and other losses	(1.1)	(2.4)	(1.8)	(11.4)
Debt amortization costs	(0.8)	(0.3)	(3.1)	(3.1)
Changes in operating assets and liabilities	(25.4)	(83.1)	86.9	(129.7)

EBITDA	$32.5	$23.0	$166.1	$80.1

Non-recurring investment in Boeing 787	25.9	30.2	95.9	90.1
Unusual charges — Plant consolidation & other non- recurring program costs	6.0	1.6	6.1	1.3
Loss on disposal of property, plant and equipment	1.2	1.7	1.9	10.7
Pension & OPEB curtailment and non-cash expense	—	(2.1)	—	(3.4)
Other	4.3	4.1	7.4	5.7

Adjusted EBITDA	$69.9	$58.5	$277.4	$184.5

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Cash flow provided by (used in) operating activities	$50.6	$98.7	$34.2	$172.8
Less: Capital expenditures	(17.5)	(23.5)	(57.4)	(115.4)

Free Cash Flow	$33.1	$75.2	$(23.2)	$57.4

2006 Settlements	—	—	—	(82.0)

Free Cash Flow from Ongoing Operations	$33.1	$75.2	$(23.2)	$(24.6)